UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 13(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2014

UROPLASTY, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	001-32632	41-1719250
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

5420 Feltl Road Minnetonka, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (952) 426-6140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02—	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

First Amendment to Employment Agreement with Darin Hammers.

Effective as of October 1, 2014, Uroplasty, Inc. (the “Company”) and Darin Hammers, its Senior Vice President of Global Sales and Marketing, entered into an amendment to Mr. Hammers’ employment agreement with the Company, dated February 11, 2013.  Mr. Hammers’ employment agreement was amended so that it is substantially equivalent in the event of a change in control to that of the Company’s other Senior Vice President.  The first amendment to Mr. Hammers’ employment agreement provides for the following, among other things:

•	if Mr. Hammers’ employment is terminated without Cause at any time other than during the two years following a Change of Control, the Company will pay Mr. Hammers an amount equal to 12 times his monthly base salary;

•	if Mr. Hammers’ employment is terminated by the Company or its successors or assigns without Cause, or by Mr. Hammers for Good Reason, within the two years following a Change of Control, the Company will pay Mr. Hammers an amount equal to 12 times his monthly base salary plus his targeted bonus; and

•	as a condition to receiving the above mentioned severance benefits, the Company may require Mr. Hammers to execute a waiver and release of claims against the Company.

The foregoing description of the first amendment to the employment agreement with Mr. Hammer is a summary of the material terms of such agreement, does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is included as Exhibit 10.1 to this report and is incorporated herein by reference.

Approval of Form of Performance Award Agreement; Grants of Performance Awards.

On October 1, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Uroplasty, Inc. (the “Company”) and the Board approved and adopted a form of Performance Award Agreement under the Uroplasty, Inc. 2006 Stock and Incentive Plan, as amended (the “Plan”).  The description of the form of Performance Award Agreement herein is a summary of the material terms of such agreement, does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is included as Exhibit 10.2 to this report and is incorporated herein by reference.

In connection with the adoption of the form Performance Award Agreement, the Committee and the Board approved grants of Performance Awards (the “Awards”) to members of the Company’s senior management team pursuant to the Performance Award Agreement and the Plan, including the following named executive officers of the Company (the “Named Officers”): Robert C. Kill, Brett Reynolds and Darin Hammers.  The Committee and the Board carefully evaluated various long-term incentive award structures for its senior leadership team, and the Committee and the Board believe that granting these Awards is a key element in the Company’s efforts to create value for shareholders and retain talented senior managers on a long term basis.

Under the Performance Award Agreement, the Committee established performance goals for the Awards based on the achievement of specified stock price targets during the period beginning on the date of grant and ending on the fourth anniversary of the date of grant or, if earlier, the closing date of a change of control (as defined in the Plan) of the Company (the “Performance Period”).  The stock price targets under the Awards are: $5.50 price per share of common stock, $7.50 price per share of common stock and $10.00 price per share of common stock.

A stock price target is considered achieved on the date (a) the average closing price of the common stock of the Company equals or exceeds a stock price target for at least 45 consecutive trading days or (b) of the consummation of a change of control of the Company, provided the closing price of the Company’s common stock on the last trading day immediately preceding the closing date of the change of control equals or exceeds a stock price target not previously achieved under (a) during the Performance Period.  The date of achievement of the stock price is considered is the “Determination Date,” and a participant must be employed on the Determination Date to be eligible to receive his or her performance bonus (as described below).

Upon a Determination Date, a specified amount will be allocated to a bonus pool (the “Bonus Pool”).  The amount allocated to the Bonus Pool is $3,500,000 at the first stock price target of $5.50, $6,500,000 at the second stock price target of $7.50 and $10,000,000 at the third stock price target of $10.00.  Each participant will be eligible to receive a performance bonus (the “Performance Bonus”), the amount of which will be determined by multiplying the participant’s bonus pool percentage by the amount of the Bonus Pool.  If a stock price target is earned in connection with a change of control, the amount of the Bonus Pool will be determined using straight line interpolation between the Bonus Pool amounts allocated to the specified stock price targets in the Performance Award Agreement, less any Performance Bonuses previously earned and paid during the Performance Period.

With respect to the Named Officers, Mr. Kill’s bonus pool percentage is equal to 25% of the Bonus Pool and both Mr. Reynolds’ and Mr. Hammers’ bonus pool percentage is equal to 17.5% of the Bonus Pool.

Once earned, a Performance Bonus is paid in cash within 30 days following the Determination Date; provided, however, that in the event full cash payment to all eligible participants would result in the Company’s cash balance falling below the forecasted usage over the following 12-month period (as determined by the Committee), then the Performance Bonus will be paid in a combination of cash and fully vested shares of common stock of the Company.  In the event that the Performance Bonus payments cannot be fully satisfied through a combination of cash and shares as a result of an insufficient number of shares being available for issuance under the Plan, then the remainder of the Performance Bonus payments that are owed to eligible participants shall be paid in the form of a grant of unvested restricted stock units under the Plan which shall become fully vested only on the date the Company’s shareholders approve an increase of at least the number of shares under the Plan that correspond to the number of restricted stock units granted to the participants and only if such date occurs within the 12-month period following the Determination Date.   If the restricted stock units are vested during this time period, shares will be issued to participants on the first business day immediately following the 12-month anniversary of the Determination Date.  If such shareholder approval is not achieved within 12 months of the Determination Date, the unvested restricted stock units are forfeited in their entirety with no further consideration due to the participants.

In the event a participant terminates employment prior to a Determination Date, the Performance Award automatically terminates (provided any previously earned but unpaid Performance Bonus owed to the participants will still be paid at the same time and in the same manner as would otherwise have been paid had the participant remained employed).  In the event a participant is terminated by the Company without “cause” (as defined in the Plan) or for Good Reason (as defined in the Performance Award), the participant shall continue to be eligible to receive a Performance Bonus for a six-month “tail period” following his or her effective date of termination of employment.  After the expiration of such six-month tail period, the Performance Award will terminate.

If a participant knowingly engages in an act or acts of dishonesty, fraud, embezzlement or other deliberate act that is materially injurious to the Company (or any of its affiliates) during the participant’s period of employment with the Company, the Company has the right to recover all or a portion of the amounts paid or granted to the participant during the Performance Period and the Award (to the extent still in effect) and any earned but unpaid amounts will be forfeited.

In consideration of the grant of the Award, all participants will be required to execute the Employee Confidentiality, Non-Compete and Non-Solicitation Agreement attached to the form of Performance Award Agreement as Exhibit A.

Item9.01—	Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description
10.1	First Amendment to Employment Agreement dated as of October 1, 2014 between Uroplasty, Inc. and Darin Hammers.
10.2	Form of Performance Award Agreement pursuant to the Uroplasty, Inc. 2006 Stock and Incentive Plan, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UROPLASTY, INC.

Date: October 3, 2014	By:	/s/ Brett Reynolds
Brett Reynolds
Senior Vice President, Chief Financial Officer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit

10.1	First Amendment to Employment Agreement dated as of October 1, 2014 between Uroplasty, Inc. and Darin Hammers.

10.2	Form of Performance Award Agreement pursuant to the Uroplasty, Inc. 2006 Stock and Incentive Plan, as amended.